UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant       ☒

Filed by a Party other than the Registrant       ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

WIRELESS TELECOM GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 12, 2013

To the Stockholders of Wireless Telecom Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), will be held at Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on June 12, 2013, at 10:00 a.m., local time (the “Meeting”), for the following purposes:

1.	To elect each of Henry L. Bachman, Alan L. Bazaar, Richard S. Cremona, Joseph Garrity, Glenn Luk, Anand Radhakrishnan and Paul Genova as a member of the Company’s board of directors, for a term of one year or until their respective successors are elected and qualified;

2.	To ratify the selection of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as the Company’s independent registered public accountants for the year ending December 31, 2013;

3.	To consider and approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers;

4.	To consider and act upon an advisory (non-binding) vote on the frequency at which the Company should include an advisory vote regarding the compensation of our named executive officers in its future proxy statements for stockholder consideration; and

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The board of directors of the Company unanimously recommends that you vote “FOR” each of the seven nominees to the board of directors, “FOR” the ratification of the appointment of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2013, “FOR” the approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers, and “FOR” a three-year vote on the frequency at which the Company should include an advisory vote regarding the compensation of our named executive officers in its future proxy statements.

The close of business on April 26, 2013 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Meeting.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING YOUR BANK OR BROKER’S STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
Robert Censullo
Secretary
Dated: April 30, 2013

WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 12, 2013

This proxy statement and accompanying proxy card is furnished in connection with the solicitation by the board of directors of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), of proxies in the enclosed form for the Annual Meeting of Stockholders (the “Meeting”) to be held at Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on June 12, 2013, at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The persons named in the enclosed proxy form will vote the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for which they are appointed in accordance with the directions of the stockholders appointing them. The principal executive offices of the Company are located at 25 Eastmans Road, Parsippany, New Jersey 07054. The approximate date on which this proxy statement and the accompanying form of proxy will first be mailed to the Company’s stockholders is May 7, 2013.

At the Meeting, the following proposals will be presented to the stockholders for approval:

1.	To elect each of Henry L. Bachman, Alan L. Bazaar, Richard S. Cremona, Joseph Garrity, Glenn Luk, Anand Radhakrishnan and Paul Genova as a member of the Company’s board of directors, for a term of one year or until their respective successors are elected and qualified;

2.	To ratify the selection of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as the Company’s independent registered public accountants for the year ending December 31, 2013;

3.	To consider and approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers;

4.	To consider and act upon an advisory (non-binding) vote on the frequency at which the Company should include an advisory vote regarding the compensation of our named executive officers in its future proxy statements for stockholder consideration; and

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING TO BE HELD ON JUNE 12, 2013

The Notice of Meeting, Proxy Statement, and 2012 Annual Report are available on the internet at: http://www.proxyvote.com.

Copies of the Company’s Annual Report containing audited financial statements of the Company for the year ended December 31, 2012, are being mailed together with this proxy statement to all stockholders entitled to vote at the Meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

Only holders of record of shares of the Company’s Common Stock as of the close of business on April 26, 2013 (the “Record Date”) are entitled to vote at the Meeting. On the Record Date, there were 23,837,580 shares of Common Stock outstanding and entitled to be voted at the Meeting. As of the Record Date, there were 454 holders of record of the Company’s Common Stock. Each outstanding share of Common Stock as of the Record Date is entitled to one (1) vote on all matters to be acted upon at the Meeting. A complete list of stockholders of record entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for 10 days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 25 Eastmans Road, Parsippany, New Jersey 07054.

Most of the Company’s stockholders hold their shares through a stock brokerage account, bank or other nominee, rather than directly in their own name. There are some distinctions between shares held as a holder of record and those beneficially owned. If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC you are considered, with respect to those shares, the holder of record, and these proxy materials have been sent directly to you. As the holder of record, you have the right to grant your voting proxy directly to the persons named on the enclosed proxy card or to vote in person at the Meeting. A proxy card is enclosed with this proxy statement for you to use. If your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the holder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Meeting. However, since you are not the holder of record, you may not vote these shares in person at the Meeting. Your broker or nominee has enclosed a voting instruction card with this proxy statement for you to use in directing the broker or nominee how to vote your shares. Shares of Common Stock held in street name may be voted in person by you only if you obtain a signed proxy from the holder of record giving you the right to vote the shares.

Attendance at the Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Meeting in person. In addition, if you hold shares of Common Stock in “street name” and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on the Record Date for the Meeting. However, those who hold shares in “street name” cannot vote their shares at the meeting without a legal proxy.

Shares of Common Stock represented by proxies that are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

• FOR the election of the board of directors’ nominees for director;

• FOR the ratification of the appointment of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as our independent registered public accounting firm;

• FOR the approval of the advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers; and

• FOR a three-year vote on the frequency at which the Company should include an advisory vote regarding the compensation of our named executive officers in its future proxy statements.

If other matters are properly presented at the Meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, our

Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the Meeting. Any stockholder giving a proxy has the power to revoke such proxy at any time before it is voted by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054. A return envelope, which requires no postage if mailed in the United States, is enclosed herewith for your convenience.

A quorum is required for the Company’s stockholders to conduct business at the Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Meeting (a majority of the outstanding shares of the Company’s common stock as of the Record Date) will constitute a quorum, permitting us to conduct the business of the Meeting. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the Meeting, submit your vote promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend. Abstentions and “broker non-votes” (described below) will be counted for purposes of determining whether there is a quorum for the transaction of business at the Meeting.

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy). Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee (including broker non-votes, see below) will not be counted toward such nominee’s achievement of a plurality, but will be counted for quorum purposes.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for approval of the ratification of the appointment of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the 2013 calendar year. See below for a discussion of the effect of abstentions and broker non-votes.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for approval of the advisory (non-binding) resolution with respect to the compensation of the Company’s named executive officers. See below for a discussion of the effect of abstentions and broker non-votes.

With respect to the frequency of future votes on the compensation of the Company’s named executive officers, this matter is being submitted to enable our stockholders to express a preference as to how often future advisory votes on executive compensation should be held. If none of the three frequency choices receives a majority of the votes cast, we will consider the frequency (every 3 years, every 2 years or every year) that receives the highest number of votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter to be the frequency that has been endorsed by our stockholders. See below for a discussion of the effect of abstentions and broker non-votes.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal, usually because the nominee has not received voting instructions from the beneficial owner in a timely fashion and does not have discretionary voting power with respect to that matter because it is considered non-routine. Rules that govern how brokers vote your shares have recently changed. Under the current rules of the New York Stock Exchange, brokers have discretionary authority with respect to the ratification of the appointment of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the 2013 calendar year, and may therefore vote your shares with respect to such proposal if such broker does not receive instructions from you. However, brokers or other nominees may not exercise discretionary voting power with respect to any of the other matters to be considered at the Meeting, as each of such other matters are considered to be non-routine. Therefore, if a broker or other nominee has not received voting instructions from the beneficial owner with respect to the election of directors, or either of Proposals 3 or 4, such nominee cannot vote the relevant shares on the proposal(s) for which no voting instructions have been received. As a result, it is important that you provide appropriate instructions to your brokerage firm with respect to your vote.

Effect of Abstentions and Broker Non-Votes: If your shares are treated as an abstention or broker non-vote, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. However, abstentions and broker non-votes will not be considered in determining the number of votes cast on a particular matter. Therefore, with respect to any matter requiring the approval of the affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy, abstentions and broker non-votes will be excluded when calculating the number of votes cast on the matter.

PROPOSAL 1
ELECTION OF DIRECTORS

General

The Company’s by-laws provide that the Company’s board of directors shall consist of up to nine members. The number of directors constituting the Company’s board of directors, as determined by the Company’s board of directors, is currently fixed at seven, and at present, there are seven directors serving on the Company’s board of directors. Mr. Adrian Nemcek and Rick Mace, two of our directors, have each decided not to seek reelection to our board when their terms expire after our 2013 annual meeting. We thank each of Mr. Nemcek and Mr. Mace for their service as a director. At the Meeting, the Company’s stockholders will be asked to vote for the election of seven nominees to serve on the Company’s board of directors until the next annual meeting of stockholders or until their respective successors are elected and qualified.

If a proxy is properly executed but does not contain voting instructions, it will be voted “FOR” the election of each of the nominees named below as a director of the Company. Proxies cannot be voted for a greater number of persons than seven. Management has no reason to believe that any of the nominees named below will not be a candidate or will be unable to serve as a director. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxies may be voted for such substitute nominees as the Company’s board of directors may designate.

Director Nominees, Current Directors and Executive Officers of the Company

Set forth below are the names, ages and descriptions of the backgrounds, as of April 26, 2013, of each of the director nominees, current directors and executive officers of the Company.

Name	Age	Position
Adrian Nemcek(2)(3)	66	Chairman of the Board
Henry L. Bachman(1)(2)(3)(4)	83	Director
Joseph Garrity(1)(3)(4)	57	Director
Paul Genova(1)	57	Director and Chief Executive Officer
Glenn Luk(1)	34	Director
Rick Mace(2)(4)	58	Director
Anand Radhakrishnan(1)	38	Director
Alan L. Bazaar(1)	43	Director Nominee
Richard S. Cremona(1)	56	Director Nominee
Robert Censullo	45	Acting Chief Financial Officer and Secretary
Joseph Debold	58	Senior Vice President of Global Sales and Marketing

(1)	Director Nominee
(2)	Current Member of Nominating and Governance Committee
(3)	Current Member of Compensation Committee
(4)	Current Member of Audit Committee

Adrian Nemcek, a director, became a director of the Company in July 2007 and became chairman of the board in May 2010. Mr. Nemcek was President of the Motorola Networks business from September 2001 until his retirement in March 2006, and has 36 years of experience in the wireless industry. Mr. Nemcek expanded the scope of the Motorola Networks business to provide cellular radio access, IP networks, wireline access, WiMAX wireless access platforms, embedded communications and computer platforms, as well as providing customers with a services and applications management business focused in these areas. Prior to heading the Networks business, from December 1998 to August 2000, he served as Executive Vice President and led global sales and strategy functions for the Motorola Cellular Networks business following five years in Europe leading the GSM Systems business. Mr. Nemcek’s experience spans both the cellular and Private Mobile Radio (PMR) markets. He has successfully led product development for several generations of handheld and infrastructure communications products. Adrian’s leadership spanned new technology development, supply chain, marketing and worldwide business line management. He currently serves on the Illinois Institute of Technology (IIT) Board of Trustees and the AirHop Communications, Inc. Board of Directors. The Company’s board of directors selected Mr. Nemcek to serve as a director and its chairman because of his extensive experience as an executive in the wireless industry.

Henry L. Bachman, a director nominee, became a director of the Company in January 1999 and has a career of over 50 years in the electronics industry. Mr. Bachman served as Vice President of Hazeltine Corp, now BAE Systems Electronic Solutions from 1972 until his retirement in 1995. After retirement, he provided consulting services to them on a part-time basis until July 2009. He joined Wheeler Laboratories in 1951 and served as President from 1968 and until the company merged with Hazeltine Corp in 1972. He served as a consultant to The Research Foundation of the State of New York from 2001 until 2011. Mr. Bachman has a Bachelor’s degree and Master of Science degree from Polytechnic Institute of New York University (formally Brooklyn Polytechnic) and completed the Advanced Management Program at Harvard Sloan School of Management. The Company’s board of directors selected Mr. Bachman to serve as a director because of his history of serving the Company for over a decade, in addition to his significant experience in the electronics industry.

Joseph Garrity, a director nominee, became a director of the Company in July 2007. Mr. Garrity served in various capacities from 1991 to 2005 including; Executive Vice President, Chief Financial Officer, Chief Operating Officer and Director of 4 Kids Entertainment, a New York Stock Exchange Listed company at the time. For more than six years prior to such time, Mr. Garrity was a Senior Audit Manager for Deloitte & Touché LLP serving U.S. and multinational public companies. Mr. Garrity is chairman of the board of trustees of a private college, a member of the Advisory Board of AGB Search, a higher education executive search firm, and a member of the Central Harlem Initiative for Learning and Development. Mr. Garrity has 24 years of experience in executive financial management and is a CPA and a member of the NYSSCPA’s and the AICPA. Mr. Garrity’s significant tenure as the chief financial officer of a public company, as well as his financial background, qualifies him to serve on the Company’s board of directors and as a financial expert on the Company’s audit committee.

Paul Genova, a director nominee, has served as the Company’s Chief Executive Officer and member of the board of directors since November 2009 and served as the Company’s CFO from September 2003 to September 2010. From March 2004 until July 2005, Mr. Genova served as a director of the Company and from September 2005 to January 2006, Mr. Genova served as interim Chief Executive Officer of the Company. From 1994 to February 2002, Mr. Genova served as Chief Financial Officer of Wilson Logistics, Inc., a supply chain management and industrial services provider. From 1985 to 1994, Mr. Genova worked with Deloitte & Touché LLP as a Senior Audit Manager, working with various global manufacturing companies. Mr. Genova is a CPA and has a Bachelor of Science degree in Accounting from Manhattan College. The Company’s board of directors selected Mr. Genova to serve as a director of the Company because of his history as the Company’s President, as well as his extensive business and financial background.

Glenn Luk, a director nominee, became a director of the Company in May 2010. Mr. Luk is a Principal at Investcorp Technology Partners, L.P. (“Investcorp”). Mr. Luk joined Investcorp in 2005. Prior to Investcorp, he was an associate at Deutsche Bank where he focused on leveraged finance in New York. Previously, Mr. Luk also worked in Hong Kong with Deutsche Bank AG, focusing on mergers and acquisitions advisory in Greater China, Korea and Japan. Mr. Luk is currently a director of FishNet Security, Inc., OpSec Security Group plc and T3 Media, Inc. Mr. Luk graduated with a dual degree from the University of Pennsylvania, and holds a Bachelor of Science degree from Wharton with concentrations in Finance and Information Systems and a Bachelor of Science degree in Computer Science Engineering. The Company believes that Mr. Luk’s current position as Principal of Investcorp’s technology group, together with his significant business background, qualifies Mr. Luk to serve on the Company’s board of directors.

Rick Mace, a director, became a director of the Company in July 2007. Mr. Mace is an experienced CEO and COO within the telecommunications and networking markets, with extensive experience with hardware/software and service business models. He is currently Executive Partner, Siris Capital LLC., a New York based private equity firm. Prior to joining Siris, Mr. Mace was the CEO of PacketExchange, Inc., a global data network company. From April 2005 to October 2007, Mr. Mace has served as COO of Tekelec, Inc., which produces control plane solutions for the wireless telecommunications market. He joined Tekelec as President and General Manager in October 2004 as part of the acquisition by Tekelec of Steleus Group, Inc., a communications software company for which he was CEO and Chairman of the Board from May 2000 until the aforementioned acquisition in October 2004. Prior to Steleus, Mr. Mace was President and CEO of PakNetX, Inc., which was acquired by Aspect Communications. Prior to PakNetX, Mr. Mace was CEO of Network Programs Inc., which was acquired by DSET Corporation. Mr. Mace also served as Worldwide Vice President Marketing and Sales of Digital Equipment Corporation’s Service Division, and COO of Bell Atlantic Network Integration, Inc. Mr. Mace’s extensive experience in the telecommunications industry, together with his significant experience serving as an officer or director of various technology companies, qualifies Mr. Mace to serve on the board of directors of the Company.

Anand Radhakrishnan, a director nominee, became a director of the Company in September 2011. Mr. Radhakrishnan is a Principal at Investcorp Technology Partners. Mr. Radhakrishnan joined Investcorp in 2002. Prior to Investcorp, he was with The Carlyle Group in Washington, D.C., where he worked in the Venture Capital Group and at Robertson Stephens in San Francisco, where he was a member of the Technology Mergers and Acquisitions Team. Mr. Radhakrishnan is a director of OpSec Security Group plc. Mr. Radhakrishnan holds a Bachelor of Science degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and a Masters in Business Administration with Distinction from the Harvard Business School. The Company believes that Mr. Radhakrishnan’s current position as Principal of Investcorp’s technology group, together with his significant business background, qualifies Mr. Radhakrishnan to serve on the Company’s board of directors.

Alan L. Bazaar, a director nominee, is a Partner and Co-Chief Executive Officer of Hollow Brook Wealth Management LLC where he is responsible for investment research and portfolio management having served in this position since 2010. From 1999 until 2010, Mr. Bazaar was a Managing Director and Portfolio Manager at Richard L. Scott Investments, LLC where he co-managed the public equity portfolio and was responsible for all aspects of the investment decision-making process including all elements of due diligence. From 2004 until 2008, Mr. Bazaar served on the board of Media Sciences International, Inc. and during his tenure served at various times on its Audit Committee, Compensation Committee and Nominating and Governance Committee. Mr. Bazaar was formerly a director of Airco Industries, Inc., a privately held manufacturer of aerospace products and was with Arthur Andersen LLP in the Assurance and Financial Buyer’s Practices group and in their Business Fraud and Investigation Services Unit. Mr. Bazaar serves on the board of directors of NTS, INC., a NYSE MKT LLC listed company. Mr. Bazaar received an undergraduate degree in History from Bucknell University and a Master of Business Administration from the Stern School of Business at New York University. Mr. Bazaar is also a Certified Public Accountant. The Company believes that Mr. Bazaar’s financial and accounting expertise qualifies him to serve on the Company’s board of directors.

Richard S. Cremona, a director nominee, is currently the Senior Vice President, Kentrox Division of Westell Technologies, Inc. and has more than 25 years of executive level experience in the telecommunications industry. Mr. Cremona was the Chief Executive Officer of Kentrox, Inc. until its acquisition by Westell Technologies, Inc. in April 2013. From 2005 to 2008, Mr. Cremona was a Vice President at Openwave Systems Inc. (now Unwired Planet, Inc., NASDAQ:UPIP), a leading independent provider of software products and services for the communications industry. Prior to that, Mr. Cremona was an Executive Vice President at McLeod Inc., a provider of integrated telecommunications services, from 2003 to 2005. Mr. Cremona was a Division President at Sprint Corporation (now Sprint Nextel Corporation, NYSE: S) from 2000 to 2003, and a Vice President of Lucent Technologies Inc. (now Alcatel-Lucent, Euronext Paris and NYSE: ALU), a leading provider of systems, services and software for communications networks, from

1996 to 2000. From 1980 to 1996, Mr. Cremona served in various positions at AT&T Corp., including Vice President. He has a Bachelor’s of Arts Degree in Communications from The Ohio State University, with a concentration in business management. The Company believes that Mr. Cremona’s significant experience in the telecommunications industry and strong and diverse executive level experience qualifies him to serve on the Company’s board of directors.

Robert Censullo has served as the Company’s Acting Chief Financial Officer since September 2010 and since November 2005 has served, and continues to serve, as the Company’s Corporate Controller and Corporate Secretary. From April 1999 to October 2005, Mr. Censullo held various financial positions within the Company, including accounting manager. Prior to such time, Mr. Censullo worked for Interim Technology, a division of Interim Services, Inc., as an accountant. Mr. Censullo has a Bachelor of Science degree in Accounting from Saint Peter’s College.

Joseph Debold has served as the Company’s Senior Vice President of Global Sales and Marketing since March 2011 and has served as the Company’s Senior Vice President of Global Sales and Marketing in a non-officer role since joining the Company in April 2010. From 2009 to 2010, Mr. Debold served as a Vice President of Sales and Business Development at EXTOL International. In 2003, Mr. Debold founded, and served as President, the consulting firm of Camelot, Inc. until his departure in 2009. Previous to that, Mr. Debold served in various sales, marketing and operating leadership roles at Relavis Corporation (part of Group Business Software AG), Worldtalk (part of Axway) and Candle Corporation (now part of IBM). Mr. Debold is a graduate of Fordham University’s MBA School and Manhattan College.

There are no family relationships among any of the director nominees, current directors or executive officers of the Company.

Independence of Directors

We apply the standards of the NYSE MKT LLC (formerly NYSE Amex LLC, the “NYSE MKT” or the “New York Stock Exchange”), the stock exchange upon which our Common Stock is listed in the U.S., for determining the independence of the members of our board of directors and board committees. The Company’s board of directors has determined that all of the Company’s directors, except Mr. Luk, Mr. Genova and Mr. Radhakrishnan, are currently “independent” in accordance with the applicable listing standards of the New York Stock Exchange as currently in effect. Due to Messrs. Luk and Radhakrishnan’ s affiliation with Investcorp, which owns approximately 27.2% of the Company’s Common Stock, neither Mr. Luk nor Mr. Radhakrishnan are considered at this time by the board of directors to be independent. Under applicable New York Stock Exchange Rules, Mr. Genova is not considered independent because he presently serves as the Company’s Chief Executive Officer.

Meetings of the Board of Directors

During the year ended December 31, 2012, the Company’s board of directors held six meetings. The board of directors has an Audit Committee, a Compensation Committee and a Nominations and Governance Committee. During the year ended December 31, 2012, the Audit Committee held four meetings, the Compensation Committee held six meetings and the Nominations and Governance Committee held one meeting. During the year ended December 31, 2012, no director attended fewer than 75% of the aggregate of the total number of meetings of the Company’s board of directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Company’s board of directors on which he served (held during the period that he served).

Corporate Governance Guidelines and Board Committees

Our board of directors maintains a formal statement of its responsibilities and corporate governance guidelines to ensure effective governance in all areas of its responsibilities. Our corporate governance guidelines, as adopted in April 2013, are available on our website at www.wtcom.com by clicking on the tab “Investor Relations,” and then the “Corporate Governance Guidelines” link. The guidelines are reviewed periodically and revised as appropriate to reflect the dynamic and evolving processes relating to corporate governance, including the operation of the Board.

The Company has three standing committees: the Audit Committee, the Compensation Committee, and the Nominations and Governance Committee. The Company’s board of directors has also adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. Each charter is available on the Company’s website at www.wtcom.com by clicking on the tab “Investor Relations” and then the appropriate link for each committee charter. Except to the extent expressly stated otherwise, information contained on or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this proxy statement.

The Audit Committee serves at the pleasure of the Company’s board of directors, and is authorized to review proposals of the Company’s auditors regarding annual audits, recommend the engagement or discharge of the auditors, review recommendations of such auditors concerning accounting principles and the adequacy of internal controls and accounting procedures and practices, to review the scope of the annual audit, to approve or disapprove each professional service or type of service other than standard auditing services to be provided by the auditors, and to review and discuss the audited financial statements with the auditors.

Before an independent public accounting firm is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit committee must pre-approve any audit and non-audit related services by our independent registered public accounting firm. During our fiscal year ended December 31, 2012, no services were provided to us by our independent registered public accounting firm other than in accordance with the pre-approval procedures described herein.

During the year ended December 31, 2012, the members of the Audit Committee were Messrs. Joseph Garrity, Henry L. Bachman and Rick Mace. Mr. Luk has also attended the Company’s audit committee meetings as an invited guest of the Audit Committee.

The Company’s board of directors has determined that each member of the Audit Committee currently meets the independence criteria set forth in the applicable rules of the New York Stock Exchange and the SEC for audit committee membership. The board of directors has also determined that all members of the Audit Committee possess the level of financial literacy required by applicable New York Stock Exchange and SEC rules. The Company’s board of directors has determined that Joseph Garrity is qualified as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee serves at the pleasure of the Company’s board of directors, and is authorized to establish salaries, incentives and other forms of compensation for officers, directors and certain key employees and consultants, administer the Company’s various incentive compensation and benefit plans and recommend policies relating to such plans. The members of the Compensation Committee during the year ended December 31, 2012 were Messrs. Bachman, Garrity and Nemcek. Mr. Luk has also attended the Company’s compensation committee meetings as an invited guest of the Compensation Committee. Each of Messrs. Bachman, Garrity and Nemcek is currently independent for purposes of the applicable New York Stock Exchange rules.

The Nominations and Governance Committee serves at the pleasure of the Company’s board of directors. The Nominations and Governance Committee oversees the process for performance evaluations of each of the committees of the board of directors and is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Company’s board of directors and reviewing and recommending revisions to our corporate governance guidelines. It is also within the charter of the Nominations and Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominations and Governance Committee reviews possible candidates for the Company’s board of directors and recommends the nominees for directors to the board for approval. The members of the Nominations and Governance Committee during the year ended December 31, 2012 were Messrs. Mace, Bachman and Nemcek. Mr. Luk is welcomed to attend the Company’s Nominations and Governance Committee meetings as an invited guest of the Nominations and Governance Committee. Each of Messrs. Mace, Bachman and Nemcek is currently independent for purposes of the applicable New York Stock Exchange rules.

Code of Business Conduct and Ethics

The Company’s board of directors has adopted a Code of Business Conduct and Ethics (the “Code”) that outlines the principles of legal and ethical business conduct under which the Company does business. The Code, which is applicable to all directors, employees and officers of the Company, is available at the Company’s website at www.wtcom.com. Any substantive amendment or waiver of the Code may be made only by the Company’s board of directors or a committee of the board of directors, and will be promptly disclosed to the Company’s shareholders on its website. In addition, disclosure of any waiver of the Code will also be made by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).

Director Nominations

The Nominations and Governance Committee is responsible for, among other things, the selection, or the recommendation to the Company’s board of directors for selection, of nominees for election as directors. The Company’s board of directors determines whether the Nominations and Governance Committee shall make director nominations as a committee or make recommendations to the board of directors with respect to director nominations. In selecting candidates for appointment or re-election to the board of directors, the Nominations and Governance Committee considers the following criteria:

•	Personal and professional ethics and integrity, including a reputation for integrity and honesty in the business community.

•	Experience as an executive officer of companies or as a senior leader of complex organizations, including scientific, government, educational, or large not-for-profit organizations. The committee may also seek directors who are widely recognized as leaders in the fields of technology, wireless systems, or business generally, including those who have received awards and honors in their field.

•	Financial knowledge, including an understanding of finance, accounting, the financial reporting process, and company measures for operating and strategic performance.

•	Possess the fundamental qualities of intelligence, perceptiveness, fairness, and responsibility.

•	Ability to critically and independently evaluate business issues, contributing a diverse perspectives or viewpoints, and making practical and mature judgments.

•	A genuine interest in the Company, and the ability to spend the time required to make substantial contributions as a director.

•	No conflict of interest or legal impediment that would interfere with the duty of loyalty to the Company and its stockholders.

Directors should have varied educational and professional experiences and backgrounds that, collectively, provide meaningful guidance and counsel to management. Diversity of background, including gender, race, ethnic or national origin, age, and experience in business, government, education, international experience and other areas relevant to the Company’s business are factors in the selection process. As a company, we are committed to creating and sustaining a culture of inclusion and fairness. In addition, the Nominations and Governance Committee reviews the qualifications of the directors to be appointed to serve as members of the Audit Committee to ensure that they meet the financial literacy and sophistication requirements under New York Stock Exchange rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

If the Nominations and Governance Committee believes that the Company’s board of directors requires additional candidates for nomination, the Nominations and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates and will consider recommendations from the Company’s directors and officers.

Stockholder Nominations of Directors

Stockholders may nominate persons for election to our board of directors at a meeting of stockholders in the manner provided in our By-laws, which include a requirement to comply with certain notice procedures. Nominations shall be made pursuant to written notice addressed to our principal executive offices set forth on page 1 of this proxy statement, and for the Annual Meeting of Stockholders in 2014, must be received not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2013 Annual Meeting of Stockholders, or no later than March 14, 2014 and no earlier than February 12, 2014.

Board Leadership Structure and Role in Risk Oversight

The board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing the appropriate level of risk for the Company. For example, the board of directors meets with management as least quarterly to review, advise and direct management with respect to strategic business risks, operational risks and financial risks, among others. The board of directors also delegates oversight to board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s Independent Registered Public Accounting Firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department and Independent Registered Public Accounting Firm to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct and Ethics Policy and by directly monitoring the Company’s whistleblower hotline.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in the Executive Compensation section below. The Company believes its compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

The Company separates the roles of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. Additionally, having an independent director serve as the Chairman of the board is an important aspect of the Company’s corporate governance policies.

Four of the seven members of the board of directors are “independent” within the standards of the NYSE. Our board of directors receives periodic presentations from our executive officers regarding our compliance with our corporate governance practices. While our board of directors maintains oversight responsibility, management is responsible for our day-to-day risk management processes. Our board of directors believes this division of responsibility is an effective approach for addressing the risks we face.

Certain Legal Proceedings

None of our directors or executive officers, nor any associate of such individual, are involved in a material legal proceeding adverse to us or any of our subsidiaries.

Communications by Shareholders with Directors

The Company encourages shareholder communications to the Company’s board of directors and/or individual directors. Shareholders who wish to communicate with the Company’s board of directors or an individual director should send their communications to the care of Paul Genova, Chief Executive Officer, Wireless Telecom Group, Inc., at 25 Eastmans Road, Parsippany, New Jersey 07054; Fax: (973) 386-9191. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee. All other communications should be sent to the attention of the Chairman of the Nominations and Governance Committee. Mr. Genova will maintain a log of such communications and will transmit as soon as practicable such communications to either the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, as applicable, or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by Mr. Genova.

Director Attendance at Annual Meetings

The Company will make every effort to schedule its annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend the Company’s annual meeting of shareholders. Our seven directors attended the Company’s 2012 annual meeting of shareholders. All directors and nominees are expected to attend the 2013 meeting.

Vote Required and Recommendation of the Company’s Board of Directors

The terms of each of the Company’s incumbent directors will expire on the date of the upcoming annual meeting. Accordingly, seven persons are to be elected to serve as members of the Company’s board of directors at the annual meeting. Management’s nominees for election by the Company’s shareholders to those seven positions are Henry L. Bachman, Alan L. Bazaar, Richard S. Cremona, Joseph Garrity, Glenn Luk, Anand Radhakrishnan and Paul Genova. Please see “Director Nominees, Current Directors and Executive Officers of the Company” above for information concerning each of the nominees.

If a quorum is present at the annual meeting, the seven nominees for directors receiving the highest number of votes cast “FOR” will be elected as directors of the Company, each to serve until the next annual meeting of the Company’s shareholders or until their respective successors are elected and qualified.

The Company’s board of directors unanimously recommends that you vote “FOR” the election of each of the nominees named above to the Company’s board of directors. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors, as defined in the listing standards of the New York Stock Exchange, and operates under a written charter adopted by the board of directors. The current members of the Company’s Audit Committee are Joseph Garrity, Henry L. Bachman and Rick Mace.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2012. The information contained in this report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012:

(1)	The Audit Committee reviewed and discussed the audited financial statements with management;

(2)	The Audit Committee discussed with PKF O’Connor Davies, A Division of O’Connor Davies, LLP (“PKF”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 114, Auditor’s Communication with those charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

(3)	The Audit Committee reviewed the written disclosures and the letter from PKF required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, to be filed with the SEC.

April 30, 2013	AUDIT COMMITTEE

Joseph Garrity
Henry L. Bachman
Rick Mace

EXECUTIVE COMPENSATION

Overview

The goal of our named executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our shareholders. Toward this goal, we have designed and implemented our compensation programs for our named executives to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary and bonuses, equity incentive compensation, retirement and other benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Compensation Objectives

Performance. Our three executives who are identified in the Summary Compensation Table below (whom we refer to as our named executives) had a combined total of 25 years with our Company, during which they have held different positions and been in some cases promoted to increasing levels of responsibility. Key elements of compensation that depend upon the named executive’s performance include:

•	a discretionary cash bonus that is based on an assessment of his performance against pre-determined quantitative and qualitative measures within the context of the Company’s overall performance; and

•	equity incentive compensation in the form of stock options, subject to vesting schedules that depend on meeting specific performance objectives and require continued service with the Company, or, in the form of restricted stock awards which typically vest over a service period and provided our named executives have continued service through the vesting date.

Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

Alignment. We seek to align the interests of the named executives with those of our investors by evaluating executive performance on the basis of key financial measurements which we believe closely correlate to long-term shareholder value, including revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return. Equity incentive compensation awards align the interests of the named executives with shareholders because the vesting of these awards relates to achieving specific performance objectives and the total value of those awards corresponds to stock price appreciation.

Retention. We attempt to retain our executives by using continued service as a determinant of total pay opportunity, with the extended vesting terms of equity awards.

Implementing Our Objectives

Determining Compensation. Our Compensation Committee relies upon its judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against predetermined established goals, relating to leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executives include:

•	key financial measurements such as revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity, simplification and risk management;

•	achieving excellence in their organizational structure and among their employees; and

•	supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as commitment to community leadership and diversity.

We generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of our shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

No Employment Agreements. With the exception of the Severance Agreements described in this proxy statement, our named executives do not have any additional employment, severance or change-of-control agreements. Our named executives serve at the will of the board of directors, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based employment and compensation philosophy. In addition, our policies on employment, severance and retirement arrangements help retain our executives by subjecting to forfeiture significant elements of compensation that they have accrued over their careers at our company if they leave the Company prior to retirement.

Role of Compensation Committee and CEO. The Compensation Committee of our board has primary responsibility for overseeing the design, development and implementation of the compensation program for the CEO and the other named executives. The Compensation Committee evaluates the performance of the CEO and recommends to all independent directors the CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee together assess the performance of the other named executives and determine their compensation, based on initial recommendations from the CEO.

Our CEO assists the Compensation Committee in reaching compensation decisions with respect to the named executives other than the CEO. The other named executives do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

Role of Compensation Consultants. We have not used the services of any compensation consultant in matters affecting senior executive or director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of compensation consultants.

Equity Grant Practices. The exercise price of each stock option awarded to our senior executives under our long-term incentive plan is the closing price of our stock on the date of grant. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. We prohibit the repricing of stock options. Restricted stock awards typically vest over a one-year period. The vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to our senior executives to remain in our employ during the vesting period.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). For 2012, the payments of annual bonuses were designed to satisfy the requirements for deductible compensation.

Potential Impact on Compensation from Executive Misconduct. If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Measures Used to Achieve Compensation Objectives

Annual cash compensation

Base salary. Base salaries for our named executives depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the Company. Base salaries are reviewed approximately every 12 months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with the Company’s primary intent of offering compensation that is contingent on the achievement of performance objectives.

Bonus. Each quarter the CEO reviews with the Compensation Committee the Company’s estimated full-year financial results against the financial, strategic and operational goals established for the year, and the Company’s financial performance in prior periods. After reviewing the final full year results, the Compensation Committee and the Board approve total bonuses to be awarded from the maximum fund available based on the achievement of previously agreed to management objectives and final full-year financial performance. If applicable, bonuses are paid in the months of March and April following our December 31 fiscal year end.

The Compensation Committee, with input from the CEO with respect to the other named executives, uses discretion in determining for each individual executive the current year’s bonus based on previously agreed to management objectives and the final full-year financial performance. We believe that the annual bonus rewards the high-performing executives who drive our results and motivates them to sustain this performance over a long career.

The salaries paid and the annual bonuses awarded to the named executives in 2012 are discussed below and shown in the Summary Compensation Table below.

Equity Awards

The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our shareholders’ and retain the executives through the term of the awards. We consider the grant size and the appropriate combination of stock options or restricted stock when making award decisions. Equity-based awards are made pursuant to the Company’s equity incentive plans. Our primary stock-based employee compensation plan, the 2012 Incentive Compensation Plan, which we refer to as the 2012 Plan, was initially ratified by our stockholders in June 2012. We regard the 2012 Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.

The Compensation Committee considers cost to the Company in determining the form of award and, as a result, routinely grants stock options and restricted shares. In determining the size of an option or restricted stock grant to a named executive officer, both upon initial hire and on an ongoing basis, our Compensation Committee considers competitive market factors, the size of the equity incentive plan pool, cost to the Company, the level of equity held by other officers and individual contribution to corporate performance. Although there is no set target level for holding options or stock ownership, the Compensation Committee recognizes that the equity based component ensures additional focus by the named executive officers on stock price performance and enhances executive retention. Accordingly, the exercise price of stock options is tied to the fair market value of our Common Stock on the date of grant and such options typically vest when performance targets, pre-determined by our board, are achieved.

There is no set formula for the granting of awards to individual executives or employees. The number of options awarded may vary up or down from prior year awards. We have not granted options to our named executive officers since 2010. Since 2008, we have granted options to our named executive officers that vest upon satisfaction of certain performance criteria. Specifically, in 2008 we granted Mr. Genova options to purchase 220,000 shares (with an exercise price of $1.42 per share) and in 2009, we granted Mr. Genova options to purchase 500,000 shares (with an exercise price of $0.78 per share). These options only vest and become exercisable upon the earlier to occur of: (a) the date on which our board of directors determines that both of the following shall have occurred in any one fiscal year: (1) our consolidated revenue for such fiscal year shall have exceeded $31.0 million, and (2) our net income for such fiscal year shall have exceeded $3.5 million; or (b) the date on which a “Change of Control” (as defined in the Stock Option Agreement dated April 11, 2008) of the Company is consummated. In 2010, we issued options to purchase 50,000 shares to Mr. Censullo (with an exercise price of $0.75 per share) and options to purchase 300,000 shares to Mr. Debold (with an exercise price of $0.96 per share). These performance options are subject to the same vesting terms as Mr. Genova’s previously granted options as discussed in this paragraph.

The amount of equity incentive compensation granted in 2012 was based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our stock.

Two of our named executives received grants of restricted stock awards in 2012. Mr. Genova was granted 76,957 shares of restricted common stock on June 13, 2012. Mr. Debold was granted 21,739 shares of restricted common stock on June 13, 2012. These restricted stock grants were replacement grants for shares previously forfeited on April 30, 2012. Of the 76,957 shares granted to Mr. Genova, 50,000 vested immediately upon grant and 26,957 shares vested on March 21, 2013. All of Mr. Debold’s shares vested on March 21, 2013. We believe that this performance vesting schedule aids the Company in motivating and retaining executives, and provides shareholder value.

Other Compensation

Includes the total estimated value of the premium paid on group term life insurance and accidental death and dismemberment insurance, the matching contribution of the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan and the total estimated use of Company automobiles.

Compensation for the Named Executives in 2012

CEO compensation. In determining Mr. Genova’s compensation for 2012, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year. In the fiscal year ended December 31, 2012, Mr. Genova received $230,000 in salary, $151,100 in bonuses, and $13,500 in other compensation for his service as an executive officer of the Company.

With respect to 2012 equity compensation, in March 2012 and 2011, Mr. Genova was granted 25,620 and 50,000 shares of restricted Common Stock, respectively; however, on April 30, 2012, Mr. Genova forfeited such 75,620 shares of restricted Common Stock (which had a grant-date fair market value of approximately $85,000) following notification from the New York Stock Exchange that such shares were issued in violation of listing rules that require all equity grants of listed companies to be issued under stockholder approved equity compensation plans. Mr. Genova was subsequently granted a replacement grant of 76,957 shares of restricted Common Stock on June 13, 2012 under the 2012 Plan.

Mr. Genova’s compensation for the 2012 fiscal year was based on qualitative managerial efforts and business ingenuity.

CFO compensation. In determining Mr. Censullo’s compensation for 2012, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year. In the fiscal year ended December 31, 2012, Mr. Censullo received $125,000 in salary, $63,000 in bonuses and $27,200 in other compensation for his service as an executive officer of the Company. Mr. Censullo’s compensation for the 2012 fiscal year was based on qualitative managerial efforts and business ingenuity.

Senior Vice President of Global Sales and Marketing compensation. In determining Mr. Debold’s compensation for 2012, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year. In the fiscal year ended December 31, 2012, Mr. Debold received $210,000 in salary, $122,500 in bonuses and $28,200 in other compensation for his service as an executive officer of the Company.

With respect to 2012 equity compensation, in March 2012, Mr. Debold was granted 20,661 shares of restricted Common Stock; however, on April 30, 2012, Mr. Debold forfeited such 20,661 shares of restricted Common Stock (which had a grant-date fair market value of approximately $25,000) following notification from the New York Stock Exchange that such shares were issued in violation of listing rules that require all equity grants of listed companies to be issued under stockholder approved equity compensation plans. Mr. Debold was subsequently granted a replacement grant of 21,739 shares of restricted Common Stock on June 13, 2012 under the 2012 Plan.

Mr. Debold’s compensation for the 2012 fiscal year was based on qualitative managerial efforts and business ingenuity.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with our management the Executive Compensation section included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Executive Compensation section be included in this proxy statement.

April 30, 2013	COMPENSATION COMMITTEE

Henry Bachman
Joseph Garrity
Adrian Nemcek

Summary Compensation Table for 2012 and 2011

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2012 and 2011 to our CEO and our other most highly compensated executive officers who were serving as executive officers on December 31, 2012. We refer to these officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Commission ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Paul Genova	2012	230,000	—	151,100	119,500	13,500	514,100
Chief Executive Officer	2011	230,000	—	66,200	54,000	13,500	363,700
Robert Censullo	2012	125,000	—	63,000	—	27,200	215,200
Acting Chief Financial Officer	2011	125,000	—	21,900	—	28,000	174,900
Joseph Debold	2012	210,000	—	122,500	50,000	28,200	410,700
Senior Vice President of Global Sales and Marketing	2011	210,000	—	49,100	—	25,700	284,800

(1)	The amounts in this column were calculated based on the grant date fair value of our Common Stock, in accordance with FASB ASC Topic 718.

In March 2012 and 2011, Mr. Genova was granted 25,620 and 50,000 shares of restricted Common Stock, respectively; however, on April 30, 2012, Mr. Genova forfeited such 75,620 shares of restricted Common Stock (which had a grant-date fair market value of approximately $85,000) following notification from the New York Stock Exchange that such shares were issued in violation of listing rules that require all equity grants of listed companies to be issued under stockholder approved equity compensation plans. Mr. Genova was subsequently granted a replacement grant of 76,957 shares of restricted Common Stock on June 13, 2012 under the 2012 Plan.

In March 2012, Mr. Debold was granted 20,661 shares of restricted Common Stock; however, on April 30, 2012, Mr. Debold forfeited such 20,661 shares of restricted Common Stock (which had a grant-date fair market value of approximately $25,000) following notification from the New York Stock Exchange that such shares were issued in violation of listing rules that require all equity grants of listed companies to be issued under stockholder approved equity compensation plans. Mr. Debold was subsequently granted a replacement grant of 21,739 shares of restricted Common Stock on June 13, 2012 under the 2012 Plan.

(2)	The amounts shown in this column reflect for each named executive officer the total estimated value of the use of an automobile, the premium paid on group term life insurance and accidental death and dismemberment insurance, and the matching contribution of the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan.

Outstanding Equity Awards at Fiscal Year-End 2012

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(l)
Paul Genova			500,000	(a)	$0.78	11/24/2019	26,957	(j)	$32,348
			220,000	(b)	$1.42	4/11/2018
	120,000	(c)			$2.72	4/18/2016
	50,000	(d)			$2.99	5/21/2014
	30,000	(e)			$2.75	10/22/2014
	50,000	(f)			$2.37	10/10/2013
Robert Censullo			50,000	(g)	$0.75	11/08/2020
	10,000	(h)			$2.28	09/15/2016
Joseph Debold			300,000	(i)	$0.96	04/15/2020	21,739	(k)	$26,087

(a)	500,000 common share options granted on 11/24/2009; which vest when certain performance targets are achieved.

(b)	220,000 common share options granted on 4/11/2008; which vest when certain performance targets are achieved.

(c)	120,000 common share options granted on 4/18/2006.

(d)	50,000 common share options granted on 5/21/2004.

(e)	30,000 common share options granted on 10/22/2004.

(f)	50,000 common share options granted on 10/10/2003.

(g)	50,000 common share options granted on 11/08/2010; which will vest when certain performance targets are achieved.

(h)	10,000 common share options granted on 9/15/2006.

(i)	300,000 common share options granted on 4/15/2010; which will vest when certain performance targets are achieved.

(j)	Restricted shares granted on 6/13/2012; vesting on March 20, 2013.

(k)	Restricted shares granted on 6/13/2012; vesting on March 20, 2013.

(l)	The amounts reflected in this column were computed by multiplying the number of shares expected to vest by $1.20, which was determined by the closing price of our Common Stock as reported by the New York Stock Exchange on December 31, 2012.

Option Exercises for 2012

None of the named executive officers exercised stock options during 2012.

Potential Payment upon Termination

Except as set forth below, the Company currently does not have any employment contracts or other similar agreements or arrangements with any of its executive officers.

Genova Severance Agreement. The Company and Paul Genova, the Company’s Chief Executive Officer, executed the Genova Severance Agreement on December 10, 2012. The severance agreement with Mr. Genova superseded the severance agreement between the Company and Mr. Genova, dated March 29, 2005. The agreement with Mr. Genova provides that if Mr. Genova’s employment is terminated by the Company “without cause” or if Mr. Genova terminates his employment for “good reason,” then Mr. Genova will be entitled to receive (i) a lump-sum cash payment equal to 100% of his annual base compensation then in effect, plus the amount, in the good faith determination of the Board of Directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of twelve months following his termination. If Mr. Genova obtains subsequent employment during such twelve-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through December 9, 2022.

Debold Severance Agreement. The Company and Joseph Debold, the Company’s Vice President of Global Sales and Marketing, executed the Debold Severance Agreement on December 10, 2012. The agreement with Mr. Debold provides that if Mr. Debold’s employment is terminated by the Company “without cause” or if Mr. Debold terminates his employment for “good reason,” in each case within eighteen (18) months of a Change in Control (as such term is currently defined in the Company’s 2012 Plan), then he will be entitled to receive (i) a lump-sum cash payment equal to 75% of his annual base compensation then in effect, plus the amount, in the good faith determination of the Board of Directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of nine months following his termination. If Mr. Debold obtains subsequent employment during such nine-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through December 9, 2022.

Change of Control. As discussed above each of our named executive officers have been awarded stock option grants that vest and are immediately exercisable upon achievement of certain financial metrics or the date on which a “Change-of-Control” of the Company occurs. The terms of these options grants are discussed immediately above under the caption under “Equity Awards.”

Director Compensation for 2012

All non-employee directors receive an annual retainer of $20,000. The Chairman receives an additional annual retainer of $5,000 and the chairperson of each committee also receives an additional annual retainer for serving as chair as follows: Audit - $5,000; Compensation - $4,000; and Nominations and Governance - $3,000. Each director also receives an additional annual retainer for serving as a committee member as follows: Audit - $2,000; Compensation - $2,000; and Nominating and Corporate Governance - $1,000. The following summary compensation table sets forth the total compensation paid for the year ended December 31, 2012 to our directors.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (b)	Total ($)
Adrian Nemcek	28,000	46,000	74,000
Henry L. Bachman	27,000	46,000	73,000
Joseph Garrity	27,000	46,000	73,000
Rick Mace	25,000	46,000	71,000
Glenn Luk	20,000	—	20,000
Anand Radhakrishnan	20,000	—	20,000
Paul Genova (a)	—	—	—

(a)	Mr. Genova does not receive compensation in his capacity as director, but his compensation as a named executive officer is disclosed above.

(b)	Represents the grant date fair value determined in accordance with ASC Topic 718 for the grants of Common Stock. In June 2012, the Company granted 40,000 shares of restricted Common Stock under the 2012 Plan to each of Messrs. Bachman, Garrity, Mace and Nemcek. 20,000 of such shares vested on issuance and 20,000 of such shares will fully vest in June 2013, subject to each director remaining in office through such vesting date. Such grants were made following the forefeit by each independent director of 20,000 shares in April 2012 that had been issued in violation of listing rules that require all equity grants of listed companies to be issued under stockholder approved equity compensation plans.

Our non-employee directors held the following unexercised options at fiscal year-end 2012:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Adrian Nemcek	80,000	—	$ 3.02	7/17/2017
Henry L. Bachman	—	—	—	—
Joseph Garrity	80,000	—	$ 3.02	7/17/2017
Glenn Luk	—	—	—	—
Rick Mace	80,000	—	$ 3.02	7/17/2017
Anand Radhakrishnan	—	—	—	—

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Bachman, Garrity and Nemcek. Currently, none of such persons is an officer or employee of the Company or any of its subsidiaries. During 2012, none of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of the Compensation Committee. No interlocking relationship, as defined by the Exchange Act, exists between the board of directors or the Compensation Committee and the board of directors or Compensation Committee of any other company.

Security ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the Company’s Common Stock owned as of April 26, 2013 by (i) each person who is known by the Company to beneficially own more than 5% of its outstanding Common Stock, (ii) each director and director nominee and each of the Company’s current executive officers, and (iii) all executive officers and directors as a group without naming them. Except as otherwise set forth below, the address of each such person is c/o Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey, 07054. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 26, 2013, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable

Names and Addresses	Amount and Nature of Beneficial Ownership (1)	Percentage Owned (2)

Glenn Luk (3)	6,472,667	27.2%

Henry Bachman (4)	53,000	*

Adrian Nemcek (5)	120,000	*

Rick Mace (6)	120,000	*

Joseph Garrity (7)	120,000	*

Anand Radhakrishnan (8)	6,472,667	27.2%

Paul Genova (9)	378,623	1.6%

Robert Censullo (10)	15,000	*

Joseph Debold (11)	32,839	*

All executive officers and directors as a group (9 persons)	7,312,129	30.7%

FMR Corp. 82 Devonshire Street Boston, MA 02109 (12)	1,300,000	5.5%

Investcorp Technology Ventures, L.P. (13) P.O. Box 1111 West Wind Building Georgetown, Grand Cayman Cayman Islands, BWI	6,472,667	27.2%

Richard L. Scott 1400 Gulfshore Boulevard North Suite 148 Naples, FL 34102 (14)	1,872,265	7.9%

*	Less than one percent.

(1)	Except as otherwise set forth in the footnotes below, all shares are directly beneficially owned, and the sole voting and investment power is held by the persons named.

(2)	Based upon 23,837,580 shares of Common Stock outstanding as of April 26, 2013.

(3)	Represents 6,472,667 shares of Common Stock beneficially owned by Investcorp. Mr. Luk disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	Ownership includes 13,000 shares of Common Stock and 40,000 shares of Common Stock.

(5)	Ownership includes 40,000 shares of Common Stock and 80,000 shares of Common Stock subject to options.

(6)	Ownership includes 40,000 shares of Common Stock and 80,000 shares of Common Stock subject to options.

(7)	Ownership includes 40,000 shares of Common Stock and 80,000 shares of Common Stock subject to options.

(8)	Represents 6,472,667 shares of Common Stock beneficially owned by Investcorp. Mr. Radhakrishnan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)	Ownership includes 128,623 shares of Common Stock and 250,000 shares of Common Stock subject to options. Excludes 720,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days.

(10)	Ownership includes 5,000 shares of Common Stock and 10,000 shares of Common Stock subject to options. Excludes 50,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days.

(11)	Ownership includes 32,839 shares of Common Stock. Excludes 300,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days.

(12)	Based on information set forth in Schedule 13-G/A, dated February 14, 2013, filed with the SEC on February 14, 2013.

(13)	Based on information set forth in Schedule 13D/A, dated March 6, 2013, filed with the SEC on March 8, 2013.

(14)	Based on information set forth in Schedule 13D/A , dated September 25, 2008, filed with the SEC on September 30, 2008.

401(K) Profit Sharing Plan

The Company’s 401(k) Profit Sharing Plan (the “PSP”) is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The effective date of the PSP is January 1, 1991. This plan is administered under a Trust of which Prudential Bank & Trust, FSB, is the Trustee. All employees of the Company, who are 18 years or older, including its executive officers, are eligible to participate in the PSP after six months of employment with the Company.

Under the PSP, participating employees have the right to elect that their contributions to this plan be made from reductions from their compensation paid to them by the Company, up to 100% of their compensation per annum not to exceed $17,000 for 2012, per the IRS index and in compliance with GUST-EGTRRA. Additionally effective July 1, 2002 the plan allowed certain eligible participants to make additional pre-tax contributions to the plan up to $5,500 in 2012, if they meet the following requirements: They must be eligible to participate in the plans 401(k) arrangement, they must be at least age 50 or older or will attain age 50 in 2012.

All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company’s and employees’ contributions, they may receive investment earnings relating to the funds in their account under this plan.

Benefits under the PSP are payable to eligible employees in a single lump sum or in installments upon termination of their employment, although in-service withdrawals are permitted under certain circumstances. If more than 60% of its contributions are allocated to key employees, the Company will be compelled to contribute 3% of their annual compensation to each participating non-key employee’s account for that year. If the Company terminates this plan, participating employees are entitled to 100% of the Company’s contributions credited to their accounts. Company contributions to the plan for Fiscal 2012 and Fiscal 2011 aggregated approximately $320,000 and $295,000, respectively.

Certain Relationships and Related Transactions

In accordance with the terms of the charter of our Audit Committee, the Audit Committee must review and approve the terms and conditions of all related party transactions. Although we have not entered into any transactions with any related parties since the start of fiscal 2012 that require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, if we were to do so in the future, any such transaction would need to be approved by the Audit Committee. There are no family relationships among any of the Company’s directors or executive officers.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship with Independent Public Accountants

PKF O’Connor Davies, A Division of O’Connor Davies, LLP (“PKF”) has been the Company’s independent auditors since October 19, 2006, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2013. Accordingly, the board of directors, upon the recommendation of the Audit Committee, has reappointed PKF to audit the financial statements of the Company and its subsidiaries for the fiscal year 2013 and to report on these financial statements. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the board of directors deems it desirable to obtain the shareholders’ ratification and approval of this appointment. Representatives of PKF are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the Company’s stockholders.

Fees Paid to Principal Accountants

Audit Fees

The aggregate fees billed for professional services and paid for the annual audit and for the review of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for each of the years ended December 31, 2012 and 2011 and the Company’s Quarterly Reports Form 10-Q for each of the quarters for the years ended December 31, 2012 and 2011 were approximately $166,600 and $153,000, respectively.

Audit-Related Fees

The aggregate audit-related fees billed during the years ended December 31, 2012 and 2011 for professional services rendered for the audit of the Company’s 401K Plan and consultation in connection with accounting and reporting requirements for acquisitions were approximately $23,500 and $15,000, respectively.

Tax Fees

The aggregate tax fees billed for all respective services for the years ended December 31, 2012 and 2011, were approximately $48,700 and $63,000, respectively.

All Other Fees

There were no fees billed for all other non-audit services for the years ended December 31, 2012 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee will pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-

approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision. The Audit Committee may review and approve the scope and staffing of the independent auditors’ annual audit plan.

The Audit Committee approved all of the non-audit services described above. Additionally, the Audit Committee has reviewed the non-audit services provided by the principal accountants and determined that the provision of these services during fiscal years 2012 and 2011 are compatible with maintaining the principal accountants’ independence.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for approval of the ratification of the appointment of PKF as the Company’s independent registered public accounting firm for the 2013 calendar year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 RELATING TO THE RATIFICATION OF THE SELECTION OF PKF O’ConnOr Davies, A Division of O’ConnOr Davies, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2013. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PKF O’ConnOr Davies, A Division of O’ConnOr Davies, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL 3.
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide stockholders with an advisory vote on the compensation of our named executive officers as disclosed herein. Accordingly, we are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the compensation tables and related narrative disclosures in this proxy statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” vote. Please read the executive compensation section of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2012 compensation of our named executive officers.

Our compensation program is designed to reward each individual named executive officer’s contribution to the advancement of our overall performance and execution of our goals, ideas and objectives. It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions. This in turn aligns the interest of our executive officers with the interests of our stockholders, and thus with our interests.

Our Compensation Committee and our board of directors believes that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, our general compensation policies, the compensation of our board, or our compensation policies as they relate to risk management. Rather, this vote relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Wireless Telecom Group, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative disclosures in this Proxy Statement.”

As an advisory vote, this proposal is not binding on the Company, and will not require us to take any action or overrule any decisions we have made. Furthermore, because this advisory vote primarily relates to compensation that has already been paid or contractually committed to our named executive officers, there is generally no opportunity for us to revisit these decisions. However, our board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for approval of the resolution with respect to the compensation of the Company’s named executive officers.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE FOREGOING RESOLUTION. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

PROPOSAL 4.
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

As described in Proposal 3 above, stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program, commonly referred to as a “Say-on-Pay Vote.” This Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay Vote in our proxy materials for future annual stockholder meetings. Stockholders may vote to have the Say-on-Pay Vote every year, every two years or every three years.

Accordingly, we are requesting an advisory, non-binding vote on how frequently we should seek an advisory Say-on-Pay vote from our stockholders. This non-binding advisory vote is commonly referred to as a “Say-on-Frequency” vote. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our board recommends that our stockholders select a frequency of three years, or a triennial vote. Our board has determined that an advisory vote on executive compensation every three years is the best approach for us based on a number of considerations, including the following:

•	Our compensation program does not change significantly from year to year and is designed to induce performance over a multi-year period;

•	A three-year vote cycle gives our board and our Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures;

•	A three-year vote cycle will provide stockholders with a more complete view of the amount and mix of components of the compensation paid to our named executive officers; and

•	A triennial vote, while less frequent than Choices 1 or 2, would still provide a regular, consistent means for the Company’s shareholders to provide feedback to the Board regarding the Company’s executive compensation programs.

Our stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in the years when Say-on-Pay votes do not occur. For example, the rules of New York Stock Exchange require that we seek stockholder approval for new employee equity compensation plans and material revisions thereto. Further, as discussed above under “Procedures for Contacting Directors,” we provide stockholders with an opportunity to communicate directly with our board, including on issues of executive compensation.

We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this Proposal 4. You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the stockholders of Wireless Telecom Group, Inc. hereby approve, on an advisory basis, that the frequency with which they prefer to have a Say-on-Pay vote is:

•	Every three years;

•	Every two years;

•	Every year; or

•	Abstain from voting.

You are not voting to approve or disapprove our Board’s recommendation. While this advisory Say-on-Frequency vote is non-binding on us, and we may hold Say-on-Pay vote more or less frequently than the preference receiving the highest number of votes of our stockholders, our board and Compensation Committee will give careful consideration to the choice that receives the most votes when considering the frequency of future Say-on-Pay Votes.

Generally, the affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for a particular matter to be deemed an act of the stockholders, provided a quorum is present. However, given that this vote is advisory and non-binding, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. In such instance, while none of the three alternatives will have been approved, stockholders will still have the ability to communicate their preference with respect to this vote.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AN ADVISORY VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE INCLUDED IN THE COMPANY’S PROXY STATEMENT FOR STOCKHOLDER CONSIDERATION EVERY THREE CALENDAR YEARS. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

OTHER MATTERS

The Meeting will take place at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York 10022. This location is in Manhattan at the intersection of Lexington Avenue and 53rd Street. To obtain directions to be able to attend the Meeting, contact Robert Censullo at (973) 386-9696.

The board of directors knows of no business that will be presented for consideration at the Meeting other than those items stated above. If any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them. The final results of the balloting at the Meeting will appear in the Company’s Current Report on Form 8-K within four business days of the meeting.

The Company will bear the cost of preparing, assembling and mailing the proxy card, proxy statement and other material, which may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expense in sending proxies and proxy material to principals. Proxies may be solicited by mail, personal interview, telephone and fax.

The Company will pay the cost of soliciting proxies. To date, the Company has paid approximately $1,000 for proxy services and estimates the total cost of solicitation not to exceed $20,000. In addition to solicitation by use of the mails, proxies may be solicited from the Company’s stockholders, by the Company’s directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

The Company will only send one set of proxy materials to two or more stockholders who share one address, unless we have received contrary instructions from one or more of the stockholders at that address. This procedure is referred to as “householding.” Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual proxy materials to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of proxy materials for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054 or call us at (973) 386-9696. Likewise, if your household currently receives multiple copies of proxy materials and you would like to receive one set, please contact us at the address and telephone number provided.

The Company will provide without charge to each person being solicited by this proxy statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2012 as filed with the SEC, including the financial statements, notes, exhibits and schedules thereto. All such requests should be directed to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such executive officers, directors and stockholders with respect to the period from January 1, 2012 through December 31, 2012, the Company believes that the Company’s executive officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Under our By-laws, no business, including nominations of a person for election as a director, may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of the Board or by a stockholder who meets the requirements specified in our By-laws and has delivered timely notice to us (containing the information specified in the By-laws).

To be timely, a stockholder’s notice for matters to be brought before the Annual Meeting of Stockholders in 2014 must be delivered to and received at our principal executive office specified on page 1 of this proxy statement not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2013 Annual Meeting of Stockholders, or no later than March 14, 2014 and no earlier than February 12, 2014. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2014 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Secretary at our principal executive office specified on page 1 of this proxy statement, no later than January 6, 2014.

By Order of the Board of Directors,

Robert Censullo Secretary

Dated: April 30, 2013

PROXY
WIRELESS TELECOM GROUP, INC.
25 EASTMANS ROAD, PARSIPPANY, NEW JERSEY 07054

This Proxy is Solicited on Behalf of the Board of Directors
of Wireless Telecom Group, Inc.

The undersigned hereby appoints Messrs. Paul Genova and Robert Censullo as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Wireless Telecom Group, Inc. held of record by the undersigned on April 30, 2013, at the Annual Meeting of Stockholders to be held on June 12, 2013 or any adjournment thereof. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposals 1, 2, and 3 and For a Three Year Calendar Frequency on Proposal 4.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

1.	Election of each HENRY L. BACHMAN, ALAN BAZAAR, RICHARD S. CREMONA, JOSEPH GARRITY, GLENN LUK, ANAND RADHAKRISHNAN and PAUL GENOVA as directors,

FOR all seven nominees listed (except as marked to the contrary above): [  ]

WITHHOLD AUTHORITY: [  ] (Instruction: To withhold authority to vote for any of the nominees strike a line through the nominee’s name in the list above)

2.	Proposal to ratify the selection of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as Wireless Telecom Group, Inc.’s independent registered public accountants for the year ending December 31, 2013.

FOR: [  ]

AGAINST: [  ]

ABSTAIN: [  ]

3.	Proposal to consider an advisory resolution approving the compensation of the Company’s named executive officers.

FOR: [  ]

AGAINST: [  ]

ABSTAIN: [  ]

4.	Proposal to consider and act upon an advisory vote on the frequency of holding an advisory vote on executive compensation.

ONE YEAR: [  ]

TWO YEARS: [  ]

THREE YEARS: [  ]

ABSTAIN: [  ]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR THREE YEAR CALENDAR FREQUENCY on Proposal 4.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

Dated: ______________________________________, 2013

Signature: ________________________________________

Signature if held jointly: _____________________________

When signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.